Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A, No. 333-03013) of The Universal Institutional Funds, Inc., to the incorporation by reference of our report dated February 19, 2016 on the Global Strategist Portfolio (one of the portfolios comprising The Universal Institutional Funds, Inc.) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 26, 2016